EXHIBIT 10d



        AMENDED AND RESTATED CREDIT FACILITY AGREEMENT
                      AMENDMENT NUMBER 2


     THIS AMENDMENT is made as of the 13th day of February, 1997, by and among DETECTION SYSTEMS, INC., a corporation formed under the laws of the State of New York with offices at 130 Perinton Parkway, Fairport, New York 14450 ("Detection"), RADIONICS, INC., a corporation formed under the laws of the State of California with offices at 1800 Abbott Street, Salinas, California 93901 ("Radionics"), and FLEET BANK, a bank and trust company formed under the laws of the State of New York with offices at One East Avenue, Rochester, New York 14638 ("Bank").

     WHEREAS, the parties entered into an Amended and Restated Credit Facility Agreement dated as of May 25, 1996, as amended by Amended and Restated Credit Facility Agreement Amendment Number 1 dated as of January 27, 1997 (the "Credit Agreement"), and

     WHEREAS, the parties desire to further amend the Credit
Agreement,


     NOW THEREFORE, the parties hereby agree as follows:

The following definitions contained in Section 1.1 of the Credit Agreement are hereby amended to read in their entirety as follows:

     "Applicable Base Rate Margin" shall mean the following amounts for the following respective ratios of Funded Debt to EBITDA, calculated for the Borrower and Eligible Subsidiaries on a consolidated basis and without duplication in accordance with GAAP:

Ratio                                   Margin (Basis Points)
5 to 1 or greater                       75.0
4 to 1 or greater and less than 5 to 1  50.0
3 to 1 or greater and less than 4 to 1  37.5
2 to 1 or greater and less than 3 to 1  12.5
Less than 2 to 1                        0.0

     The Applicable Base Rate Margin shall be adjusted at the beginning of each three month period commencing either March 1, July 1, September 1, and December 1 respectively, and shall be established for that period based upon the average rolling ratios shown by the Borrower's financial statements for the four fiscal quarters ending on the most recent December 31, March 31, June 30, or September 30 respectively.

     "Applicable LIBOR Margin" shall mean the following amounts for the following respective ratios of Funded Debt to EBITDA, calculated for the Borrower and Eligible Subsidiaries on a consolidated basis and without duplication in accordance with
GAAP:

Ratio                              Margin (Basis Points)
5 to 1 or greater                       200.0
4 to 1 or greater and less than 5 to 1  175.0
3 to 1 or greater and less than 4 to 1  162.5
2 to 1 or greater and less than 3 to 1  125.0
Less than 2 to 1                        112.5

     The Applicable LIBOR Margin shall be adjusted at the beginning of each three month period commencing either March 1, July 1, September 1, and December 1 respectively, and shall be established for that period based upon the average rolling ratios shown by the Borrower's financial statements for the four fiscal quarters ending on the most recent December 31, March 31, June 30, or September 30 respectively.

     2. Section 2.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

     2.1  Revolving Line.   Subject to the terms and conditions
of this Agreement, the Bank hereby establishes for the benefit of the Borrower a revolving line of credit in the maximum principal amount of Eleven Million Five Hundred Thousand Dollars ($11,500,000) outstanding at any one time. The proceeds of the Revolving Line shall be used for Borrower's working capital purposes. Subject to the terms of this Agreement, the Borrower (or either of them) may borrow, repay, and reborrow under the Revolving Line so long as the aggregate principal amount outstanding at any time to the Borrower does not exceed $11,500,000. Each borrowing request must be of at least $250,000.

3. The second paragraph of Section 2.4 of the Credit Agreement is hereby deleted.

4. Section 2.7 of the Credit Agreement is hereby amended to read in its entirety as follows:

2.7  Unused Fee.   The Borrower shall pay to the Bank an unused
fee computed at the following applicable Fee Rate for the respective applicable ratio of Funded Debt to EBITDA, calculated for the Borrower and Eligible Subsidiaries on a consolidated basis and without duplication in accordance with
GAAP:

     Ratio                              Fee Rate (Basis Points)
     5 to 1 or greater                       25.00
     4 to 1 or greater and less than 5 to 1  18.75
     3 to 1 or greater and less than 4 to 1  18.75
     2 to 1 or greater and less than 3 to 1  18.75
     Less than 2 to 1                        12.50


     Each Fee Rate shall be adjusted at the beginning of each three month period commencing either March 1, July 1, September 1, and December 1 respectively, and shall be established for that period based upon the average rolling ratios shown by the Borrower's financial statements for the four fiscal quarters ending on the most recent December 31, March 31, June 30, or September 30 respectively.

     The unused fee shall be computed as follows: $11,500,000, minus the average daily outstanding principal balance of the Revolving Line, times the Fee Rate per annum. At the end of each fiscal quarter, the Bank will bill the Borrower for the unused fee.

     5. On the date of execution of this Amendment, the Borrower shall pay to the Bank an amendment fee of $20,000 in connection with the amendments to the Credit Agreement made hereby.

     6. Exhibit A to the Credit Agreement is hereby amended to read in its entirety in the form of Exhibit A to this Amendment.

     7. All other terms of the Credit Agreement shall remain unchanged and in full force and effect.

     8. Borrower represents and warrants that (a) each of the representations and warranties set forth in the Credit Agreement is true and correct as of the date hereof (and with respect to the representations and warranties set forth in
Section 6.5 of the Credit Agreement, the financial statements referred to therein shall mean the financial statements of the Borrowers for the most recent quarterly period ended); and (b) no Event of Default or event that, with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred and is continuing.


     IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.


                              FLEET BANK


                              By:  /s/ Jeffrey Holmes

                              Title: Vice President



                              DETECTION SYSTEMS, INC.


                              By:  /s/ Frank J. Ryan

                              Title: Vice President



                              RADIONICS, INC.


                              By:  /s/ Frank J. Ryan

                              Title: CFO, Secretary, Treasurer



EXHIBIT A

AMENDED AND RESTATED REVOLVING LINE NOTE

$11,500,000                                       February 13,
1997

          Unless otherwise expressly provided herein, all capitalized terms in this Amended and Restated Revolving Line Note ("Revolving Line Note") shall have the meanings given to them in the Amended and Restated Credit Facility Agreement dated as of May 31, 1996, between the undersigned ("Borrower") and Fleet Bank ("Bank"), as the same has been and may be amended, extended, replaced, or modified from time to time (the "Credit Agreement").

     This Revolving Line Note amends, replaces, and restates in its entirety the Revolving Line Note dated as of May 31, 1996 given by the Borrower in favor of the Bank.


     FOR VALUE RECEIVED, the Borrower, jointly and severally, hereby promises to pay to the order of the Bank, at any of its banking offices, or at such other places as Bank may specify in writing to Borrower, the principal sum of Eleven Million Five Hundred Thousand Dollars ($11,500,000), or if less, the aggregate unpaid principal amount of all advances made by Bank to Borrower. Bank shall maintain a record of amounts of principal and interest payable by Borrower from time to time, and the records of Bank maintained in the ordinary course of business shall be prima facie evidence of the existence and amounts of the Borrower's obligations recorded therein. In addition, Bank may mail or deliver periodic statements to Borrower indicating the date and amount of each advance hereunder (but any failure to do so shall not relieve Borrower of the obligation to repay any advance). Unless Borrower questions the accuracy of an entry on any periodic statement within fifteen business days after such mailing or delivery by Bank, Borrower shall be deemed to have accepted and be obligated by the terms of each such periodic statement as accurately representing the advances hereunder. In the event of transfer of this Revolving Line Note, or if the Bank shall otherwise deem it appropriate, Borrower hereby authorizes Bank to endorse on this Revolving Line Note the amount of advances and payments to reflect the principal balance outstanding from time to time. Bank is hereby authorized to honor borrowing and other requests received from purported representatives of Borrower orally, by telecopy, in writing, or otherwise. Oral requests shall be conclusively presumed to have been made by an authorized person and Bank's crediting of Borrower's account with the amount requested shall conclusively establish Borrower's obligation to repay the amount advanced.

     Interest. All outstanding amounts under this Revolving Line Note shall bear interest until paid in full at the Base Rate plus the Applicable Base Rate Margin. Changes in the rate of interest applicable to this Revolving Line Note shall become effective automatically and without notice at the time of changes in the Base Rate.

     The Borrower, however, at least three business days prior to each Rate Change Date may notify the Bank of its election to have a portion of the outstanding principal amount under this Revolving Line Note (which must be at least $1,000,000 and must be an increment of $100,000) bear interest for a one-month, three-month, or six month period commencing on such Rate Change Date at the LIBOR Rate plus the Applicable LIBOR Margin.

     Interest shall be calculated based on actual days elapsed divided by a year of 360 days. Interest shall continue to accrue after maturity, including after acceleration and judgment, at the rate required by this Revolving Line Note until this Revolving Line Note is paid in full. The rate of interest on this Revolving Line Note may be increased under the circumstances provided in the Credit Agreement. The right of Bank to receive such increased rate of interest shall not constitute a waiver of any other right or remedy of Bank.

     Payments. Payments of all accrued interest under this Revolving Line Note shall be due and payable on the first day of each month.

     All remaining outstanding principal and accrued interest shall be due and payable in full on the Revolving Line
Termination Date.

     All payments shall be in lawful money of the United States in immediately available funds. Unless canceled in writing by Borrower, Borrower authorizes Bank to debit its accounts at Bank to make payments due hereunder, but such authority shall not relieve Borrower of the obligation to assure that payments are made when due.

     Late Charge. This Revolving Line Note is subject to the late charges provided in the Credit Agreement.

     Maximum Rate. At no time shall Borrower be obligated or required to pay interest under this Revolving Line Note at a rate which exceeds the maximum rate permitted by applicable law or regulation. If by the terms of this Revolving Line Note Borrower is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the rate of interest under this Revolving Line Note shall be deemed to be immediately reduced to such maximum rate and each payment of interest that exceeds such maximum rate shall be deemed a voluntary prepayment of principal.

     Prepayment. This Revolving Line Note is freely prepayable in whole or in part at any time, subject to payment of Break
Costs, if any, as provided in the Credit Agreement.

     Holidays. If this Revolving Line Note or any payment hereunder becomes due on a day not a Business Day, the due date of this Revolving Line Note or payment shall be extended to the next succeeding Business Day, but any interest or fees shall be calculated based upon the actual time of payment.

     Events of Default.  At Bank's option, this Revolving Line
Note shall become immediately due and payable in full, without further presentment, protest, notice, or demand, upon the happening of any Event of Default.

     Modification of Terms. The terms of this Revolving Line Note cannot be changed, nor may this Revolving Line Note be discharged in whole or in part, except by a writing executed by Bank. In the event that Bank demands or accepts partial payments of this Revolving Line Note, such demand or acceptance shall not be deemed to constitute a waiver of the right to demand the entire unpaid balance of this Revolving Line Note at any time in accordance with the terms hereof. Any delay or omission by Bank in exercising any rights hereunder shall not operate as a waiver of such rights.

     Collection Costs. Borrower on demand shall pay all expenses of Bank, including without limitation reasonable attorneys' fees, in connection with enforcement and collection of this Revolving Line Note.

     Miscellaneous. To the fullest extent permissible by law, Borrower waives presentment, demand for payment, protest, notice of nonpayment, and all other demands or notices otherwise required by law in connection with the delivery, acceptance, performance, default, or enforcement of this Revolving Line Note. Borrower consents to extensions, postponements, indulgences, amendments to notes and agreements, substitutions or releases of collateral, and substitutions or releases of other parties primarily or secondarily liable herefor, and agrees that none of the same shall affect Borrower's obligations under this Revolving Line Note which shall be unconditional.

     Laws. Borrower agrees that this Revolving Line Note shall be governed by the laws of the State of New York.


                              DETECTION SYSTEMS, INC.

                              By: /s/ Frank J. Ryan

                              Title: Vice President


                              RADIONICS, INC.


                              By: /s/ Frank J. Ryan

                              Title: CFO, Secretary, Treasurer